Exhibit (e) 1.4

LETTER AGREEMENT

Russell Financial Services, Inc.

909 A Street

Tacoma, WA 98402

Re:	Distribution Agreement

Pursuant to Introductory Section 1 of the Amended and Restated Distribution Agreement between Russell Investment Company (“RIC”) and Russell Financial Services, Inc. (“RFS”), dated April 21, 2009, RIC advises you that it is creating two new funds to be named the Russell Global Infrastructure Fund and Russell Global Bond Fund (the “New Funds”). RIC desires RFS to serve as Distributor with respect to the Shares of the New Funds pursuant to the terms and conditions of the Amended and Restated Distribution Agreement. The fees to be charged the New Funds in return for the Distributor’s services are the same as in the Distribution Agreement.

Please indicate your acceptance to act as Distributor with respect to each Class of the New Funds by executing this letter agreement and returning it to the undersigned.

Sincerely,

RUSSELL INVESTMENT COMPANY

By:	/s/ Mark E. Swanson
Mark E. Swanson
Treasurer

Accepted this 23rd day of March 2010.

RUSSELL FINANCIAL SERVICES, INC.

By:	/s/ Sandra Cavanaugh
Sandra Cavanaugh
President